Exhibit 99.1

American Financial Group, Inc. Announces
Record Third Quarter and Nine Month Core Net Operating Earnings

•	Book Value $31.49, an increase of 46% since 2008 year end
•	Record Core Operating Earnings $1.07 per share for the quarter; $3.19 per share YTD
•	Full year 2009 core earnings guidance increased to $4.05 - $4.25 per share
•	Annual dividend increased 6% to $0.55 per share

Cincinnati, Ohio – October 26, 2009 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $127 million ($1.09 per share) for the 2009 third quarter, compared to $21 million ($0.18 per share) reported for the 2008 third quarter.  Net earnings attributable to shareholders for the nine month period were $358 million ($3.07 per share), compared with $157 million ($1.34 per share) in the comparable 2008 period.  Results include realized gains of $3 million in the 2009 third quarter and realized losses of $14 million in the first nine months of 2009.  Realized losses in the 2008 third quarter and nine month periods were $94 million and $187 million, respectively.

Core net operating earnings were a record $124 million ($1.07 per share) for the 2009 third quarter, up 8% from the comparable 2008 period.  The increase reflects improved underwriting results in the specialty property and casualty insurance (“P&C”) operations.  Record core net operating earnings for the first nine months of 2009 were $372 million ($3.19 per share), compared with $354 million ($3.03 per share) in 2008.  Annualized core operating return on equity was 16%.

AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations.  The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$124	$115	$372	$354

Significant A&E charges	-	-	-	(10)
Realized investment gains (losses)	3	(94)	(14)	(187)

Net earnings attributed to shareholders	$127	$21	$358	$157

Components of Earnings Per Share:
Core net operating earnings	$1.07	$0.98	$3.19	$3.03

Significant A&E charges	-	-	-	(.09)
Realized investment gains (losses)	.02	(.80)	(.12)	(1.60)

Diluted Earnings Per Share	$1.09	$0.18	$3.07	$1.34

Footnotes are contained in the accompanying Notes To Financial Schedules at the end of this release.

Craig Lindner and Carl Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are pleased to have achieved record core operating results in our insurance operations, notwithstanding a competitive pricing environment and challenging market conditions in some of the niche insurance markets we serve.  Although premium levels have decreased in 2009 as we expected, we remain on target to meet or exceed our 2009 operating objectives.  Our commitment to sound underwriting and pricing fundamentals has been instrumental in achieving healthy returns in almost all of our businesses.

“More favorable market conditions have led to a marked improvement in the unrealized gain (loss) position on AFG’s investment portfolio.  At the end of the 2009 third quarter, net unrealized gains on our investment portfolio were $127 million on an after tax basis.  As a result of the portfolio market value improvement and continued strong earnings, AFG’s shareholders’ equity has grown by $1.2 billion since the end of 2008.  We thank God and our management team for these results during a trying time in our economic markets.

“Because of our strong third quarter results, driven primarily by better than expected underwriting results in our crop operations and favorable development in our run-off residual value insurance (“RVI”) operations, we have increased our core net operating earnings guidance for 2009 to be between $4.05 and $4.25 per share, up from $3.80 to $4.10 per share.  Looking forward, we expect our core earnings in 2010 to be in the range of $3.10 to $3.50 per share.  The 2010 earnings guidance is lower than that for 2009 due to the level of favorable reserve development recorded in 2009 (especially from RVI), the above average profitability in our crop operations in 2009, a continued soft market and lower investment returns expected in 2010.  These expected results exclude the effect of significant catastrophe and crop losses, significant adjustments to asbestos and environmental reserves, and large gains or losses from asset sales.”

Additionally, the Company announced today that its Board of Directors approved an increase in the company's annual dividend for 2010 from $.52 to $.55 per share of common stock.  The increased dividend, when declared, will be paid on a quarterly basis of $.1375 per share of common stock.  This will be the fifth consecutive annual dividend increase for the Company.  The new dividend rate represents a six percent increase over the dividend paid in 2009.

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, stated, "This dividend increase underscores the confidence of the Board and management in the Company's business and long-term financial outlook.  Our primary focus continues to be increasing shareholder value."

P&C Specialty Core Results

The P&C specialty insurance operations generated an underwriting profit of $108 million in the 2009 third quarter, $36 million higher than the same quarter a year earlier.  The combined ratio for the 2009 third quarter was 83%, an improvement of 9 points from the 2008 third quarter.  Results for the 2009 third quarter include $30 million (5 points) in favorable development related to the run-off RVI operations, in addition to $47 million (7 points) of other favorable development.  By comparison, favorable reserve development in the third quarter of 2008 was $57 million (7 points).  The absence of large catastrophe losses during the 2009 third quarter contributed to these improved results.  Losses from catastrophes totaled $3 million (less than one half of one point) in the third quarter of 2009, compared with $38 million (4 points) in the 2008 period.

Gross written premiums declined by approximately 16% for the quarter when compared to the 2008 period.  Net written premiums for the 2009 third quarter were 35% lower than the same quarter a year earlier, driven primarily by increased cessions under our crop reinsurance agreement.

Underwriting profit of the P&C specialty insurance operations for the first nine months of 2009 was $326 million, 22% above the 2008 period.  Overall average renewal rates in the first nine months of 2009 were up slightly when compared with the same prior year period.  Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation group reported an underwriting profit of $46 million in the 2009 third quarter, $34 million higher than the 2008 third quarter.  The combined ratio of 81% for the quarter improved 16 points over the 2008 period as a result of higher underwriting profits in our crop operations and lower catastrophe losses in our property and inland marine operations.  Strong crop yields and favorable commodity price trends contributed to the results in our crop operations.  This, along with lower catastrophe losses in our property and inland marine group, helped to produce an 11 point decrease in the combined ratio of this group during the 2009 nine month period.

Increased cessions under a crop reinsurance treaty reduced net written premiums for the quarter and year to date.  Additional declines in gross and net written premiums resulted from lower spring commodity prices, planned volume reductions in our inland marine operations and soft market conditions in the property and inland marine and transportation operations.  Excluding crop, 2009 net written premiums for this group decreased 15% and 11% for the quarter and first nine months of 2009, respectively, when compared to the 2008 periods.

The Specialty Casualty group reported an underwriting profit of $30 million in the 2009 third quarter, $17 million lower than the third quarter of 2008.  Improved underwriting results in our executive liability operations were more than offset by lower underwriting profits in our excess and surplus lines, general liability, and targeted markets operations, primarily as a result of lower levels of favorable reserve development in 2009.  Most of the businesses in this group continued to generate excellent underwriting profit margins but at a lower level due to reduced premiums.  Declines in gross and net written premiums for the 2009 third quarter and first nine months are primarily attributable to lower general liability coverages resulting from the softening in the homebuilders market and strong competition in the excess and surplus lines.  These declines were partially offset by additional premium growth from Marketform, a majority-owned Lloyd’s insurer that was acquired in January 2008 that has served as a platform to expand non-U.S. distribution in several product lines.

The Specialty Financial group reported underwriting income of $29 million for the third quarter of 2009, compared to a loss of $2 million for the same period a year ago.  Favorable trends in used car sales prices resulted in approximately $30 million of underwriting profit in our run-off RVI operations.  Our remaining RVI reserves relate primarily to Canadian leases that terminate through the end of 2010.  Improved profitability in our financial institutions operations was more than offset by lower underwriting profits in our lease and loan operations.  Year to date underwriting income for the Specialty Financial group was $96 million, up from $20 million in the comparable 2008 period.  Gross and net written premiums were lower for the quarter and year to date periods due to decreased demand in the automotive lines of business.  Earlier this year, a decision was made to exit certain automotive-related lines of business.  Premium growth in the Financial Institutions and Fidelity and Crime businesses partially offset these declines.

The California Workers’ Compensation group posted underwriting losses of $2 million in both the 2009 third quarter and first nine month periods, compared to profits of $10 million and $34 million in the same 2008 periods.  Combined ratios increased primarily as a result of the competitive pricing environment in California.  Gross and net premiums decreased for the quarter and nine month periods in large measure due to the rate reductions in traditional workers’ compensation business in California and reductions in employer payrolls.  Renewal rates for our California workers compensation business were up slightly through the first nine months of 2009, however, we were encouraged to see 6%

improvement in rates during the third quarter.  Additionally, the Workers’ Compensation Insurance Rating Bureau (“WCIRB”) has recommended an increase of 22.8% in pure premium rates, effective January 1, 2010.  This recommendation is based on 2009 loss experience and anticipated loss costs stemming from recent decisions surrounding the permanent disability rating schedule and is subject to administrative review.

Carl Lindner III stated: “I’m proud of the overall results produced by our Specialty P&C Group during the third quarter and first nine months of 2009.  We continue to experience favorable reserve development in many of our operations, and emphasize our disciplined underwriting and continued focus on price adequacy.  We recognize the importance of adequate pricing, and continue to walk away from businesses that will not produce appropriate returns.  Our teams understand that providing superior service to policyholders and distribution channel partners is more important than ever.  The depth and breadth of our specialty expertise has served us well in this marketplace and I believe we will continue to produce underwriting results that outperform the industry.”

Annuity and Supplemental Insurance Core Results

The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $46 million for the 2009 third quarter, slightly lower than the 2008 third quarter, primarily due to lower earnings in our supplemental insurance operations.  Core operating earnings before taxes for the first nine months of 2009 of $127 million were 6% higher than the same 2008 period.  Improved profitability in the annuity operations in the 2009 nine month period was partially offset by lower earnings in the supplemental insurance operations.

In the fourth quarter of each year, the Annuity and Supplemental Insurance Group performs a comprehensive review of its major actuarial assumptions, including management's expectation of long-term reinvestment rates.  If the current interest rate environment persists through the end of the year, the company may be required to write-off deferred acquisition costs ("DAC") related to its fixed annuity business.  Any such write-off is not expected to have a material impact on AFG’s earnings guidance for the year.  Aside from any potential DAC adjustment, AFG expects that the 2009 full year operating earnings for the Annuity and Supplemental Insurance Group will be 8% to 10% higher than 2008.

For the third quarter of 2009, statutory premiums of $531 million were 11% lower than the 2008 third quarter, primarily resulting from lower sales of indexed annuities in the single premium market.  For the first nine months of 2009, statutory premiums of $1.4 billion were 13% lower than the comparable 2008 period due to lower sales of products in the single premium market, particularly indexed annuities.  This reduction in premium reflects our disciplined pricing in this difficult economy.

AFG’s annuity liabilities remain very stable.  AFG continues to experience very strong persistency due to the two-tier nature and other surrender protection features in certain of its annuity products.

Investments

AFG recorded third quarter net realized gains of $3 million after-tax, which include the offsetting effect of charges of $17 million in after-tax other than temporary impairments on investments.  Realized losses, including other than temporary impairments, were $94 million after tax in the comparable 2008 period.  Our portfolio continues to be high quality, with 92% of our fixed maturity portfolio rated investment grade.

We continue to believe that there are strong fundamentals in place across our investments and that our investment strategy will enable us to realize the underlying values of those investments.

As previously announced, AFG will record a fourth quarter after-tax gain of approximately $50 million on the sale of a portion of its common stock investment in Verisk Analytics, Inc., which went public in an IPO transaction earlier this month.  AFG continues to own approximately 6.7 million shares (cost basis of approximately $24 million) of Verisk Class B common shares that are convertible into Class A shares on a share-for-share basis after the expiration of holding periods.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company based in Cincinnati, Ohio with assets in excess of $25 billion.  Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.  Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.  Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest rates and extended economic recessions or expansions; performance of securities markets; our ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market;  new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in our investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation; trends in persistency, mortality and morbidity; competitive pressures, including the ability to obtain adequate rates; changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release.  The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2009 third quarter results at 11:30 a.m. (ET) tomorrow, Tuesday, October 27, 2009.  Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386).  The pass code for the live call is 31470471.  Please dial in five to ten minutes prior to the scheduled start time of the call.  A replay of the call will also be available two hours from the conclusion of the call, at approximately 1:30 p.m. (ET) on October 27, 2009 until 11:59 p.m (ET) on November 3, 2009.  To listen to the replay, dial 1-800-642-1687 (international dial in 706-645-9291) and provide the confirmation code 31470471.

The conference call will also be broadcast over the Internet.  To listen to the call, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcast link.  An archived webcast will be available immediately after the call via a link on the Investor Relations page until November 3, 2009 at 11:59 pm (ET).  An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Diane P. Weidner	Web Sites:
	Asst. Vice President - Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsurance.com
www.GAFRI.com

-o0o-
(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Income
P&C insurance premiums	$622	$850	$1,809	$2,104
Life, accident & health premiums	112	109	331	326
Investment income	301	283	900	820
Realized investment gains (losses)	4	(150)	(22)	(293)
Other income	54	78	177	232
	1,093	1,170	3,195	3,189
Costs and expenses
P&C insurance losses & expenses	514	778	1,489	1,845
Annuity, life, accident & health benefits & expenses	236	228	727	682
Interest & other financing expenses	19	16	48	52
Other expenses	121	120	354	356
	890	1,142	2,618	2,935
Operating earnings before income taxes	203	28	577	254
Provision for income taxes	72	9	204	91

Net earnings including noncontrolling interests	131	19	373	163
Less: Net earnings attributable to noncontrolling interests	(4)	2	(15)	(6)

Net earnings attributable to shareholders	$127	$21	$358	$157

Diluted Earnings per Common Share	$1.09	$0.18	$3.07	$1.34

Average number of Diluted Shares	117.2	116.9	116.9	117.0

Selected Balance Sheet Data:	Sept. 30, 2009	Dec. 31, 2008
Total Cash and Investments	$19,628	$16,871
Long-term Debt, Including
Payable to Subsidiary Trusts	$877	$1,030
Shareholders’ Equity	$3,670	$2,490
Shareholders’ Equity (Excluding unrealized gains (losses) on fixed maturities)	$3,683	$3,210
Book Value Per Share	$31.49	$21.54
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$31.61	$27.77
Common Shares Outstanding	116.5	115.6

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(In Millions)

	Three months ended September 30,		Pct. Change		Nine months ended September 30,		Pct. Change
	2009	2008			2009	2008

Gross written premiums	$1,369	$1,627	(16%	)	$3,037	$3,440	(12%	)

Net written premiums	$620	$959	(35%	)	$1,794	$2,278	(21%	)

Ratios (GAAP):
Loss & LAE ratio	48%	65%			46%	56%
Expense ratio	35%	27%			36%	31%

Combined Ratio(Excluding A&E)	83%	92%			82%	87%

Total Combined Ratio	83%	91%			82%	88%

Supplemental:
Gross Written Premiums:
Property & Transportation	$864	$1,079	(20%	)	$1,541	$1,822	(15%	)
Specialty Casualty	311	323	(4%	)	935	983	(5%	)
Specialty Financial	137	158	(13%	)	409	448	(9%	)
California Workers’ Compensation	57	67	(16%	)	154	189	(19%	)
Other	-	-	NA		(2)	(2)	NA
	$1,369	$1,627	(16%	)	$3,037	$3,440	(12%	)

Net Written Premiums:
Property & Transportation	$236	$536	(56%	)	$662	$1,044	(37%	)
Specialty Casualty	200	210	(5%	)	597	636	(6%	)
Specialty Financial	116	132	(13%	)	349	371	(6%	)
California Workers’ Compensation	50	60	(17%	)	134	172	(22%	)
Other	18	21	-		52	55	-
	$620	$959	(35%	)	$1,794	$2,278	(21%	)

Combined Ratio (GAAP):
Property & Transportation	81%	97%			82%	93%
Specialty Casualty	85%	77%			81%	77%
Specialty Financial	77%	102%			75%	95%
California Workers’ Compensation	106%	80%			102%	78%

Aggregate Specialty Group	83%	92%			82%	87%

Supplemental Notes:
1.
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

2.	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability and customized programs for small to mid-sized businesses.
3.
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

4.	California Workers’ Compensation consists of a subsidiary group that writes workers’ compensation insurance primarily in the state of California.
5.	Other includes primarily an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(In Millions)

	Three months ended September 30,		Pct. Change		Nine months ended September 30,		Pct. Change
	2009	2008			2009	2008

Annuity premiums:
Fixed annuities	$129	$144	(10%	)	$349	$392	(11%	)
Bank annuities	137	138	(1%	)	288	291	(1%	)
Indexed annuities	140	184	(24%	)	387	556	(30%	)
Variable annuities	17	20	(15%	)	68	64	6%
	$423	$486	(13%	)	$1,092	1,303	(16%	)

Supplemental insurance	98	95	3%		290	286	1%
Life insurance	10	15	(33%	)	34	41	(17%	)

Total statutory premiums	$531	$596	(11%	)	$1,416	$1,630	(13%	)

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules

GAAP to Non GAAP Reconciliation:

a)       Components of core net operating earnings:

In millions	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

P&C operating earnings	$183	$153	$556	$510

Annuity & supplemental insurance operating earnings	46	49	127	120

Interest & other corporate expense	(34)	(26)	(98)	(78)

Core operating earnings before income taxes	195	176	585	552
Related income taxes	71	61	213	198

Core net operating earnings	$124	$115	$372	$354